Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-238723) of Oaktree Strategic Income Corporation and in the related Prospectus of (a) our report dated November 18, 2020 with respect to the consolidated financial statements of Oaktree Strategic Income Corporation and (b) our report dated December 18, 2020 with respect to the consolidated financial statements of OCSI Glick JV LLC included in this Annual Report (Form 10-K/A) for the year ended September 30, 2020.

/s/ Ernst & Young LLP

Los Angeles, California

December 18, 2020